                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material under Rule 240.14a-12

                      AVANT! CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                 [AVANT! LOGO]

                               AVANT! CORPORATION
                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

                                  May 17, 2000

TO THE STOCKHOLDERS OF AVANT! CORPORATION

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Avant! Corporation (the "Company"), which will be held at the Company's principal executive offices at 46871 Bayside Parkway, Fremont, California 94538, on Tuesday, June 13, 2000, at 9:00 a.m.

    Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

    It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

    On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Gerald C. Hsu

                                          Gerald C. Hsu
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                               AVANT! CORPORATION
                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 13, 2000

    The Annual Meeting of Stockholders (the "Annual Meeting") of Avant! Corporation (the "Company") will be held at the Company's principal executive offices at 46871 Bayside Parkway, Fremont, California 94538, on Tuesday,
June 13, 2000, at 9:00 a.m. for the following purposes:

    1.  To elect five members of the Board of Directors of the Company.

    2. To approve an amendment to the Company's 1995 Stock Option/Stock Issuance Plan to increase the total number of shares of Common Stock reserved for issuance thereunder by 2,000,000 shares;

    3. To ratify the appointment of KPMG LLP as the Company's independent public accountants for the year ending December 31, 2000; and

    4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    The foregoing items of business are more fully described in the attached Proxy Statement.

    Only stockholders of record at the close of business on May 5, 2000 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 46871 Bayside Parkway, Fremont, California, during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Charles St. Clair

                                          SECRETARY

Fremont, California
May 17, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO
CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                               AVANT! CORPORATION
                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 13, 2000

    These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Avant! Corporation, a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's principal executive offices at 46871 Bayside Parkway, Fremont, California 94538, on Tuesday, June 13, 2000, at 9:00 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about May 19, 2000.

                               PURPOSE OF MEETING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

    The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On May 5, 2000, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 38,901,923 shares of Common Stock outstanding. Each stockholder of record on May 5, 2000 is entitled to one vote for each share of Common Stock held by such stockholder on that date. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

QUORUM REQUIRED

    The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

VOTES REQUIRED

    PROPOSAL 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. The five nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes are not counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

    PROPOSAL 2. Approval of the amendment to the Company's 1995 Stock Option/Stock Issuance Plan (the "Option Plan") requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be treated as entitled to vote on the proposal and thus will have no effect on the outcome of the vote on the proposal.

    PROPOSAL 3. Ratification of the appointment of KPMG LLP as the Company's independent public accountants for the year ending December 31, 2000 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be treated as entitled to vote on the proposal and thus will have no effect on the outcome of the vote on the proposal.

PROXIES

    Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors (the "Board") and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, all shares represented by duly signed and timely submitted proxies will be voted for the Nominees of the Board (as set forth in Proposal No. 1), for Proposal
No. 2, for Proposal No. 3 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You also may revoke or change your proxy at any time before the Annual Meeting by sending a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices, which notice must be received by the Secretary of the Company before the beginning of the Annual Meeting. You also may automatically revoke your proxy by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing, of this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. The Company does not presently intend to solicit proxies other than by mail.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The directors who are being nominated for election to the Board (the "Nominees"), their ages as of April 1, 2000, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. As of the date of this Proxy Statement, the Company is not aware of any Nominee who is unable or will decline to serve as a director. The five nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company, to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

                                                         POSITIONS AND OFFICES HELD
NOMINEES                                  AGE                 WITH THE COMPANY
--------                                --------   --------------------------------------
Gerald C. Hsu.........................     54      President, Chief Executive Officer and
                                                   Chairman of the Board of Directors
Charles L. St. Clair(1)(2)............     69      Director and Secretary
Moriyuki Chimura......................     51      Director and CEO Staff
Dan Taylor(2).........................     61      Director
Kenneth Tai(1)........................     49      Director

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    MR. HSU joined the Company in March 1994 as President, Chief Executive Officer and a director, and has been Chairman of the Board of Directors since November 1995. From July 1991 to March 1994, Mr. Hsu was employed by Cadence Design Systems, Inc., an electronic design automation company, where his last position was President and General Manager of the IC Design Group. Mr. Hsu holds an M.S. in Oceanic Engineering from the Massachusetts Institute of Technology, an M.S. in Mechanics and Hydraulics from the University of Iowa and a B.S. in Applied Mathematics from the National Chung-Hsing University. In April 1997, the Santa Clara County District Attorney filed a criminal complaint alleging felony level offenses against Mr. Hsu, the Company and certain other of the Company's current and former employees for allegedly violating various California Penal Code sections relating to the theft of trade secrets. In December 1998, the District Attorney voluntarily dismissed the criminal complaint and obtained a grand jury indictment for the same violations alleged in the April 1997 criminal complaint, as well as for violations of certain state securities laws. Mr. Hsu pleaded not guilty. In April 2000, the judge presiding over the criminal action dismissed the case against all criminal defendants based on the court's finding that the defendants had been denied due process because the District Attorney had failed to record and produce a record of all communications and testimony during the grand jury proceedings. The District Attorney's office has announced its intention to appeal the court's decision.

    MR. ST. CLAIR served the Company as Director of Administration at its RTP Facility in Durham, North Carolina, from June 1996 to April 1997 and has been employed by the Company as a consultant since April 1997. He has been a director of the Company since September 1997 and has served as Secretary of the Company since September 1998. From February 1995 to March 1996, Mr. St. Clair was employed by Interkiln Corporation of America as Director, Southern Africa Operations. From January 1993 to January 1995, he was employed by Deloitte & Touche as an Industrial Advisor to the Botswana Development Corporation Ltd.
Mr. St. Clair holds a B.S. in Economics and Management from Arizona State University and a B.F.T., Latin America from the American Graduate School for International Management. Mr. St. Clair is a member of the Audit Committee and the Compensation Committee.

    MR. CHIMURA has served as CEO Staff since May 2000. Prior to that he served as Executive Operating Officer, Engineering, as well as Executive Staff, Customers. Previously, he was General Manager of Galax!, Inc., a subsidiary of the Company ("Galax!"), from April 1998 and has served as a director of the Company since March 17, 1998. Prior to joining Galax!, Mr. Chimura served as President of Panasonic Semiconductor Development Company, a division of Matsushita Semiconductor Corporation of America and a developer of microcontroller systems and ASIC products, since April 1997. From April 1992 to March 1997, Mr. Chimura served as General Manager of the Semiconductor Group of Matsushita Electronics Corporation. Mr. Chimura holds an M.S. in Electrical Engineering from Gifu University.

    MR. TAYLOR has been a director of the Company since January 1999.
Mr. Taylor, a retired Federal employee, served as a natural and cultural resource manager for the U.S. National Park Service from 1968 to 1995.
Mr. Taylor lectured in Geography at the University of Hawaii prior to joining Avant! as a director. Mr. Taylor holds an M.A. degree in Geography from San Francisco State University. He became a member of the Compensation Committee on April 1, 1999. He also served as a member of the Audit Committee from April 1, 1999 to November 29, 1999.

    MR. TAI has been a director of the Company since December 1999. Mr. Tai has been the Chairman of InveStar Capital, Inc., a venture capital management firm based in Taiwan, since March 1996. Since April 1998, he also has served as the Chairman of DigiTimes Publication, Inc., a daily newspaper addressing technology issues in Taiwan. Mr. Tai is also a member of Forefront Venture Partners L.P., a limited partnership that invests primarily in technology start-up companies. From January 1995 to February 1998, Mr. Tai served as the Chairman of interNex Information Services, Inc., a California-based Internet service provider.
Mr. Tai is currently a director of AltiGen Communications, Inc. and over ten private companies in the semiconductor, software and telecommunication fields both in the United States and in Taiwan. Mr. Tai was a co-founder of the Acer Group, and held various positions with the Acer Group, including Vice President of Worldwide Sales and Marketing, and President of the Acer Group USA from 1990 to March 1993. Mr. Tai holds a B.S. degree in Electrical Engineering from the National Chiau Tung University in Taiwan and an MBA from Tam-kang University in Taiwan. Mr. Tai has served as a member of the Audit Committee since
December 15, 1999.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During the year ended December 31, 1999, the Board held six meetings and acted by written consent on fourteen occasions. For the year, each of the current directors during the term of their tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board and
(ii) the total number of meetings held by all Committees of the Board on which each such director served. The Board has two standing committees: the Audit Committee and the Compensation Committee.

    During the year ended December 31, 1999, the Audit Committee of the Board met one time. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the Company's auditors, the performance of the Company's auditors and the accounting practices of the Company. Currently, the members of the Audit Committee are Mr. St. Clair and Mr. Tai, both of whom are independent.

    During the year ended December 31, 1999, the Compensation Committee of the Board met four times. The Compensation Committee is authorized to administer the 1995 Stock Option/Stock Issuance Plan, review the performance and set the compensation of the Chief Executive Officer of the Company, approve the compensation of the executive officers of the Company and review the compensation programs for other key employees, including salary and cash bonus levels, as set by the Chief Executive Officer. Currently, the members of the Compensation Committee are Mr. St. Clair and Mr. Taylor.

DIRECTOR COMPENSATION

    Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director. The Company also does not pay compensation for committee participation or special assignments of the Board. Mr. St. Clair receives compensation for consulting services to the Company in the amount of $6,000 per year.

    Non-employee Board members are eligible for option grants under the Automatic Option Grant Program included in the Option Plan. Under this program, each individual who first becomes a non-employee Board member after the date of the Company's initial public offering receives an option grant for the purchase of 20,000 shares on the date such individual joins the Board, if the individual has not been previously employed by the Company. In addition, at each annual meeting, every individual who continues to serve and has served as a non-employee Board member for at least six months prior to the annual meeting is entitled to an additional option grant to purchase 5,000 shares of Common Stock.

    Non-employee Board members and directors who are also employees of the Company are eligible to receive options and be issued shares of Common Stock directly under the Option Plan. Employee-directors also are eligible to participate in the Company's Employee Stock Purchase Plan. See "Description of the Option Plan."

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED HEREIN.

                                 PROPOSAL NO. 2
            AMENDMENT OF THE 1995 STOCK OPTION/STOCK ISSUANCE PLAN.

    The Option Plan was adopted by the Board in April 1995 and approved by the stockholders in May 1995. The stockholders are being asked to vote on a proposal to approve an amendment to the Option Plan to increase the number of shares of Common Stock that may be issued under the Option Plan by two million shares to a total of 7,459,017 shares.

    The Company established the Option Plan as a successor to the 1993 Stock Option/Stock Issuance Plan to provide a means whereby employees, officers, directors, consultants and independent advisers of the Company or parent or subsidiary corporations may be given an opportunity to purchase shares of Common Stock. The Board believes the proposed amendment to the Option Plan is necessary to provide the Company with a sufficient reserve of Common Stock for future option grants needed to attract and retain employees, directors and consultants of outstanding ability.

    The principal terms and provisions of the Option Plan as modified by the recent amendment are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Option Plan. A copy of the Option Plan will be furnished by the Company to any stockholder upon written request to the Corporate Secretary at the Company's executive offices in Fremont, California.

                         DESCRIPTION OF THE OPTION PLAN

    STRUCTURE.  The Option Plan is divided into three separate components:

    - the Discretionary Option Grant Program under which employees, non-employee directors and consultants may, at the discretion of the Board or its Compensation Committee (the "Committee"), be granted options to purchase shares of Common Stock at an exercise price not less than eighty-five percent (85%) of their fair market value on the grant date;

    - the Stock Issuance Program, under which such persons may be issued shares of Common Stock directly through the purchase of such shares at a price not less than eighty-five percent (85%) of their fair market value at the time of their issuance or as a bonus tied to the performance of services; and

    - the Automatic Option Grant Program, under which option grants will be made automatically at periodic intervals to eligible, non-employee Board members to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date.

    ADMINISTRATION. The Board of Directors or the Committee, which currently consists of two Board members, administers the Option Plan. Committee members serve for such period of time as the Board may determine. The Option Plan may also be administered, with respect to optionees who are not executive officers subject to the short-swing profit rules of the federal securities laws, by a secondary committee comprised of one or more Board members. Option grants may be made by the Committee, or by the Board or secondary committee to the extent acting as plan administrator.

    ELIGIBILITY. Employees (including officers), non-employee members of the Board of Directors, consultants and independent contractors who render services to the Company or its subsidiary corporations (whether now existing or subsequently established) are eligible to receive option grants under the Discretionary Option Grant Program. Incentive stock options that which satisfy the requirements of section 422 of the Internal Revenue Code (the "Code") may only be granted to individuals who are employees of the Company or its parent or subsidiary corporation. During any calendar year, the aggregate fair market value (determined as of the grant date(s)) of the Common Stock for which one or more options granted to any employee under the Option Plan (or any other option plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under section 422 of the Code may not exceed $100,000.

    SECURITIES SUBJECT TO OPTION PLAN. The maximum number of shares of Common Stock which may be issued over the term of the Option Plan, as amended, is 7,459,017 shares. Under the Option Plan, the number of shares of common stock available for issuance under the Option Plan automatically increases by 500,000 shares on the first day of each calendar year during the term of the Option Plan, beginning with the 1999 calendar year. In no event, however, may any one person participating in the Option Plan receive options and direct stock issuances for more than 1,000,000 shares of Common Stock in a single calendar year. Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent option grants under the Option Plan.

    ACCELERATION OF OPTIONS/TERMINATION OF REPURCHASE RIGHTS. Upon the occurrence of either of the following transactions (a "Corporate Transaction"):

    (i) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company, or

    (ii) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, each outstanding option under the Option Plan will, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of the shares at the time subject to such option. However, an outstanding option will not accelerate if and to the extent: (a) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent); (b) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option; or (c) the acceleration of such option is subject to other limitations imposed by the Board of Directors or Committee at the time of the option grant. Immediately following the consummation of the Corporate Transaction, all outstanding options will terminate and cease to be exercisable, except to the extent assumed by the successor corporation. See also "Employment Contracts and Change in Control Arrangements" for a discussion of the acceleration of vesting of options held by certain executive officers of the Company in the event of a hostile take-over of the Company.

    Also upon a Corporate Transaction, the Company's outstanding repurchase rights applicable to options granted under the Discretionary Option Grant Program will terminate automatically unless assigned to the successor corporation.

    Any options that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time will automatically accelerate (and any of the Company's outstanding repurchase rights which do not otherwise terminate at the time of the Corporate Transaction will automatically terminate and the shares of Common Stock subject to those terminated rights will immediately vest in full) in the event the optionee's service should subsequently terminate by reason of an involuntary termination within 18 months following the effective date of such Corporate Transaction. Any options so accelerated will remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one-year period measured from the effective date of the involuntary termination.

    Upon the occurrence of either of the following transactions ("Change in Control"):

    (i) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) acquires beneficial ownership of more than 50% of the Company's outstanding voting stock without the Board's recommendation; or

    (ii) there is a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the Board members ceases, by reason of a proxy contest, to be comprised of individuals who (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members by a majority of the Board in
(a) who were still in office at the time such election or nomination was approved by the Board,

the Board or the Committee has the discretion to accelerate outstanding options and terminate the Company's outstanding repurchase rights. The Board or the Committee also has the discretion to terminate the Company's outstanding repurchase rights upon the subsequent termination of the optionee's service within a specified period following the Change in Control. The acceleration of options in the event of a Corporate Transaction or Change in Control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

    VALUATION. For purposes of establishing the option price and for all other valuation purposes under the Option Plan, the fair market value of a share of Common Stock on any relevant date will be the closing price per share of Common Stock on that date, as such price is reported on The Nasdaq National Market. The closing price of the Common Stock on May 1, 2000 was $14.44 per share.

    CHANGES IN CAPITALIZATION. In the event any change is made to the Common Stock issuable under the Option Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Option Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options and direct stock issuances per calendar year, (iii) the number and/or class of securities by which the share reserve is to increase automatically each year, (iv) the number and/or class of securities for which automatic option grants are to be subsequently made per director under the Automatic Option Grant Program and (v) the number and/or class of securities and the exercise price per share in effect under each outstanding option (including any option incorporated from the Predecessor Plan) in order to prevent the dilution or enlargement of benefits thereunder.

    Each outstanding option assumed in connection with a Corporate Transaction will be appropriately adjusted to apply and pertain to the number and class of securities which would otherwise have been issued, in consummation of such Corporate Transaction, to the option holder had the option been exercised immediately prior to the Corporate Transaction. Appropriate adjustments will also be made to the option price payable per share and to the class and number of securities available for future issuance under the Option Plan on both an aggregate and a per-participant basis.

    OPTION PLAN AMENDMENTS. The Board may amend or modify the Option Plan in any and all respects whatsoever. However, the Board may not, without the approval of the Company's stockholders, (i) materially increase the maximum number of shares issuable under the Option Plan, the maximum number of options that may be granted to one individual per year or the number of options granted to non-employee directors under the Automatic Option Grant Program (except in connection with certain changes in capitalization) or (ii) materially modify the eligibility requirements for option grants. Unless sooner terminated by the Board, the Option Plan will in all events terminate on March 31, 2005. Any options outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

DISCRETIONARY OPTION GRANT PROGRAM

    EXERCISE OF THE OPTION. Options granted under the Discretionary Option Grant Program become exercisable at such time or times and during such period as the Board of Directors or Committee may determine and set forth in the instrument evidencing the option grant. The exercise price may be paid in cash or in shares of Common Stock. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to effect the immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The Board of Directors or Committee may also assist any optionee (including an officer or director) in the exercise of his or her outstanding options by authorizing a Company loan to the optionee, or permitting the optionee to pay the exercise price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Board of Directors or Committee in its sole discretion. No optionee is to have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. Options are not assignable or transferable other than by will or the laws of descent and distribution, and during the optionee's lifetime the option may be exercised only by the optionee.

    EXERCISE PRICE. The option exercise price per share in the case of an Incentive Option may not be less than 100% of the fair market value of the Common Stock on the grant date and, in the case of a non-statutory option, 85% of the fair market value of the Common Stock on the grant date.

    TERMINATION OF SERVICE. Any option held by the optionee at the time of cessation of service will not remain exercisable beyond the designated post-service exercise period. Under no circumstances, however, may any option be exercised after the specified expiration date of the option term. Each such option will normally, during such limited period, be exercisable only to the extent of the number of shares of Common Stock in which the optionee is vested at the time of cessation of service. The Board of Directors or Committee has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service. The shares of Common Stock acquired upon the exercise of one or more options may be subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The Board of Directors or Committee has complete discretion in establishing the vesting schedule to be in effect for any such unvested shares and may cancel the Company's outstanding repurchase rights with respect to those shares at any time, thereby accelerating the vesting of the shares subject to the canceled rights.

    LIMITED STOCK APPRECIATION RIGHTS. One or more officers of the Company subject to the short-swing profit restrictions of the federal securities laws may, at the discretion of the Board of Directors or Committee, be granted limited stock appreciation rights in connection with their option grants under the Option Plan. Any option with such a limited stock appreciation right in effect for at least six months will automatically be canceled, to the extent exercisable for one or more vested option shares, upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return, the officer will be entitled to a cash distribution from the Company in an amount per canceled option share equal to the excess of (i) the highest price per share of Common Stock paid in the tender offer over (ii) the option exercise price.

    TANDEM STOCK APPRECIATION RIGHTS. The Board of Directors or Committee is authorized to issue tandem stock appreciation rights in connection with option grants under the Discretionary Option Grant Program. Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of
(i) the fair market value of the vested shares of Common Stock subject to the surrendered option on the option surrender date over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Board of Directors or Committee, be made in cash or in shares of Common Stock.

AUTOMATIC OPTION GRANT PROGRAM.

    Under the Automatic Option Grant Program, non-employee Board members will receive option grants at specified intervals over their period of Board service.

    - Each individual who becomes a non-employee Board member, whether through election by the stockholders or appointment by the Board, automatically receives, at the time of the initial election or appointment, an option to purchase 20,000 shares of Common Stock, provided such individual has not been previously employed by the Company.

    - On the date of each annual stockholders meeting, each individual who continues to serve as a non-employee Board member will receive an additional grant of a non-statutory stock option under the Option Plan to purchase 5,000 shares of Common Stock, provided such individual has been a member of the Board for at least six months.

    Each option grant under the Automatic Option Grant Program is subject to the following terms and conditions:

    (i) The option price per share must be equal to the fair market value per share of Common Stock on the automatic grant date.

    (ii) Each option is to have a maximum term of ten years from the grant date.

   (iii) Each automatic option grant is immediately exercisable for all of the option shares; the shares purchased under the option are subject to repurchase at the original exercise price in the event the optionee's service should cease prior to full vesting. With respect to each initial grant, the repurchase right lapses and the options vest in four equal annual installments from the grant date. Each annual grant vests upon the optionee's completion of one year of service from the option grant date.

    (iv) The option remains exercisable for a 12-month period following the optionee's termination of service for any reason and may be exercised following the Board member's death by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) for which it was exercisable at the time of the optionee's cessation of service.

    (v) The option shares become fully vested in the event of a Corporate Transaction or a Change in Control. The option shares also fully vest in the event of the optionee's cessation of service by reason of death or permanent disability.

    (vi) Upon the occurrence of a hostile tender offer, the optionee will have a 30-day period in which to surrender to the Company each automatic option which has been in effect for at least six months and the optionee will in return be entitled to a cash distribution from the Company in an amount per canceled option share (whether or not the optionee is otherwise vested in those shares) equal to the excess of (a) the highest reported price per share of Common Stock paid in the tender offer over (b) the option exercise price payable per share.

   (vii) The remaining terms and conditions of the option generally conform to the terms applicable to Discretionary Option Grants.

STOCK ISSUANCE PROGRAM.

    Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of fair market value, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

    The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Board or the Committee has the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Option Plan.

    In the event of a Corporate Transaction (as defined below), all of the Company's outstanding repurchase rights under the Stock Issuance Program will terminate automatically (and all the shares subject to such terminated rights will fully vest), unless such repurchase rights are assigned to the successor corporation. Any repurchase rights assigned will automatically terminate (and shares subject to such rights will fully vest) if the optionee's service is subsequently terminated by reason of an involuntary termination within 18 months following the Corporate Transaction.

      OPTIONS OUTSTANDING AND SHARES REMAINING SUBJECT TO THE OPTION PLAN.

    As of April 30, 2000, options totaling 4,515,364 shares were outstanding under the Option Plan, 640,470 shares remained available for future option grants, and 303,213 shares had been issued upon exercise of options granted under the Option Plan. The expiration dates for all such options range from May 2000 to March 2010. In addition, in connection with numerous corporate acquisitions, the Company assumed the outstanding option plans and options of the acquired corporations. Options covering approximately 1,417,341 shares of Common Stock were outstanding under such plans as of April 30, 2000.

                               NEW PLAN BENEFITS.

    Awards under the Option Plan are discretionary, except for the Automatic Option Grant Program described above. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Option Plan or the benefits that would have been received by such participants if the Option Plan, as amended, had been in effect in 1999. No grants have been made with respect to the additional 2,000,000 shares for which approval is requested at the Annual Meeting.

                   FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS
                         GRANTED UNDER THE OPTION PLAN.

    Options granted under the Option Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Code or non-statutory options that are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

    INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result. Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then generally the excess of (i) the fair market value of those shares on the date the option was exercised over
(ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain. If the optionee makes a disqualifying disposition of the purchased shares, then the Company will generally be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

    NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Special provisions of the Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are subject to repurchase by the Company. These special provisions may be summarized as follows: (i) If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee's termination of service prior to vesting in such shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date such repurchase right lapses with respect to such shares over (b) the exercise price paid for the shares; (ii) The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company's repurchase right) over (b) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses. The Company will in general be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

    STOCK APPRECIATION RIGHTS. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will ordinarily be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

    STOCK ISSUANCES. The tax principles applicable to direct stock issuances under the Option Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

RECOMMENDATION OF THE BOARD OF DIRECTORS.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE 1995 STOCK OPTION/STOCK ISSUANCE PLAN.

                                 PROPOSAL NO. 3
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    The Company is asking the stockholders to ratify the appointment of KPMG LLP as the Company's independent public accountants for the year ending
December 31, 2000. KPMG has served as the Company's independent public accountants since June 1998. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of KPMG LLP.

    In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests.

    Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2000.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of Common Stock as of April 1, 2000 for (a) each person who beneficially owns more than 5% of our outstanding Common Stock, (b) each of our directors, (c) each of the named executive officers, and (d) all executive officers and directors as a group. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and includes all shares over which the beneficial owner exercises voting or investment power. Options to purchase Common Stock that are presently exercisable or exercisable within 60 days of April 1, 2000 are considered outstanding for the purpose of calculating percentage ownership and are included in the total number of shares beneficially owned for the person holding those options. Except as otherwise indicated, and subject to community property laws where applicable, the Company believes, based on information provided by these persons, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them:

BENEFICIAL OWNER(1)                                           NUMBER OF SHARES   % OF CLASS(2)
-------------------                                           ----------------   -------------
T. Rowe Price and Associates(3).............................     3,784,100            9.7%
Wellington Management Co., LLP(4)...........................     2,938,400            7.5
Credit Suisse Asset Management(5)...........................     2,496,936            6.4
Gerald C. Hsu(6)............................................     1,239,285            3.1
Moriyuki Chimura(7).........................................        43,025              *
Charles St. Clair(8)........................................        38,741              *
Dan Taylor..................................................            --             --
Kenneth Tai.................................................            --             --
Noriko Ando(9)..............................................       199,332              *
Sam Chang(10)...............................................        22,667              *
Stephen Wuu(11).............................................       479,994            1.2
All directors and executive officers as a group
  (8 persons)(12)...........................................     2,023,044            5.0

------------------------

      * Less than 1.0% of the outstanding shares of Common Stock

    (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

    (2) Based on 38,991,164 shares of Common Stock outstanding as of April 1, 2000.

    (3) Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2000, and other information obtained by the Company,
T. Rowe Price Associates, Inc. held sole voting power as to 303,200 such shares and sole dispositive power as to 3,784,100 shares. T. Rowe Price
Associates, Inc.'s address is 100 East Pratt Street, Baltimore, Maryland 21202.

    (4) Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2000, and other information obtained by the Company, Wellington Management Co., LLP, held shared voting power as to 2,905,400 shares and shared dispositive power as to 2,938,400 shares. Wellington Management Co., LLP's address is 75 State Street, Boston, Massachusetts 02109.

    (5) Based on Schedule 13G/A filed with the Securities and Exchange Commission on December 31, 1999, and other information obtained by the Company, Credit Suisse Asset Management, LLC, held sole voting power as to 2,496,936 and sole dispositive power as to 2,496,936 shares. Credit Suisse Asset Management LLC's address is 153 East 53rd Street, New York, New York 10022.

    (6) Includes options exercisable into 852,082 shares of Common Stock under the Option Plan as of May 31, 2000.

    (7) Includes options exercisable into 41,666 shares of Common Stock under the Option Plan as of May 31, 2000.

    (8) Includes options exercisable into 36,836 shares of Common Stock under the Option Plan as of May 31, 2000.

    (9) Includes options exercisable into 78,332 shares of Common Stock under the Option Plan as of May 31, 2000.

   (10) Includes options exercisable into 21,667 shares of Common Stock under the Option Plan as of May 31, 2000.

   (11) Includes options exercisable into 63,074 shares of Common Stock under the Option Plan as of May 31, 2000. Also includes 31,250 shares indirectly owned by Mr. Wuu's spouse.

   (12) Includes options exercisable into 1,093,657 shares of Common Stock under the Option Plan as of May 31, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In 1999, the Company paid directly the legal fees of Gerald C. Hsu in the amount of $275,480 and Stephen Tzyh-Lih Wuu in the amount of $604,596 in connection with various criminal matters involving the executives and certain litigation matters involving the Company, including the litigation matter against Cadence Design Systems, Inc.

    During 1997 and 1996, respectively, the Company entered into joint ventures with Maingate Electronics, KK ("Maingate") of Japan and DavanTech Co., Ltd, ("DavanTech") of Korea. The joint ventures were formed for the purpose of consolidating distribution in their respective countries. The Company has ownership of 35% and 39.6% of Maingate and DavanTech, respectively, and accounts for them by the equity method. These investments are included in other assets, and the Company's share of equity earnings are included in the Statement of Earnings as equity income (losses) from unconsolidated subsidiaries. Gerald C. Hsu, the Company's Chairman of the Board, President and Chief Executive Officer, owns 40% of Maingate and 2.6% of DavanTech. Noriko Ando, the Company's Executive Operating Officer, Operations, owns 2% of Maingate. Other than possible appreciation of their investments in Maingate and DavanTech, neither Ms. Ando nor Mr. Hsu has derived, directly or indirectly, any remuneration as a result of the agreements between the Company and either Maingate or DavanTech. The distributorship agreements that the Company entered into with Maingate and DavanTech are comparable, from a financial point of view, with the agreements the Company had with its previous distributors in the region and contain no better terms, from a financial point of view, than the Company could have negotiated with other potential distributors.

    The Company recognizes software license revenue sold to these joint ventures when cash is collected by the joint ventures from the end users or by the Company. Revenues from sales to Maingate and DavanTech during 1999 were $16.8 million and $2.1 million, respectively, up from $14.3 million and $0.9 million, respectively, in 1998. At December 31, 1999, due from affiliates included trade receivables of $2.7 million from Maingate and $1.9 million from DavanTech, of which a $1.0 million was a loan to DavanTech made during 1998. At December 31, 1998, due from affiliates included trade receivables of $7.9 million from Maingate and a $1.0 million loan to DavanTech.

    During 1998, the Company invested $10.0 million in Forefront Venture Partners L.P. ("Forefront"), a limited partnership that invests primarily in technology start-up companies. This investment represented 53.9% ownership of the partnership. The partnership is controlled and managed by a General Partnership; Kenneth Tai, a director of the Company, is a member of this partnership. The Company accounts for this investment by the equity method because the Company does not control Forefront. During 1999, the Company recorded $5.7 million equity income related to Forefront, which consisted primarily of unrealized appreciation of the venture capital investments which occurred in the fourth quarter. The Company believes that, due to the nature of venture capital investing, its investment in Forefront will be subject to significant fluctuation which could result in the Company recording significant income and losses in the future.

       EMPLOYMENT CONTRACTS AND ADDITIONAL CHANGE IN CONTROL ARRANGEMENTS

    The Company has entered into an employment agreement with Mr. Hsu. Under the terms of the agreement, the Company will pay Mr. Hsu an annual salary of no less than $600,000. The Company may terminate Mr. Hsu's employment at any time and for any reason upon 30 days' advance notice. In the event of an involuntary termination, Mr. Hsu is entitled to a cash payment equal to three times the amount of his annual base salary in effect on the date of the termination. In addition, in the event of an involuntary termination, any outstanding options held by Mr. Hsu will automatically vest in full, and any repurchase rights of the Company in connection with any Common Stock previously issued to Mr. Hsu will terminate.

    "Involuntary termination," as defined in Mr. Hsu's employment agreement, means a termination of employment by reason of (i) Mr. Hsu's involuntary dismissal for reasons other than misconduct, (ii) Mr. Hsu's voluntary resignation within six months after a "change in control" or "a corporate transaction" (as defined in the Company's 1995 Stock Option/Stock Issuance Plan) or (iii) Mr. Hsu's voluntary resignation within six months after a change in his position or title with the Company which materially reduces his level of responsibility, a reduction by more than 15% in Mr. Hsu's level of compensation or a relocation of Mr. Hsu's place of employment by more than 50 miles.

    In addition, the Board of Directors or the Compensation Committee has the authority under the Option Plan to accelerate the vesting of shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers under that Plan. See "Description of the Option Plan."

                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") has the authority to establish the level of base salary payable to the Chief Executive Officer ("CEO"), to administer the Option Plan with respect to executive officers, and to supervise the administration of the Company's Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus program to be in effect for the CEO. The CEO has the exclusive authority to establish the level of base salary payable to all other employees of the Company, including all executive officers, subject to the approval of the Committee. In addition, the CEO has the responsibility for approving the bonus programs to be in effect for all other executive officers and other key employees each fiscal year, subject to the approval of the Committee.

    For 1999, the process utilized by the CEO in determining executive officer compensation levels took into account both qualitative and quantitative factors. Among the factors considered by the CEO were informal surveys conducted by Company personnel among local companies.

    GENERAL COMPENSATION POLICY. The Company's compensation policy is to offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. The CEO's objective is to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of:
(i) base salary, (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

    BASE SALARY. The base salary for each executive officer is set on the basis of personal performance and the salary level in effect for comparable positions at companies that compete for executive talent, based on informal surveys conducted by the Company.

    ANNUAL CASH BONUSES. Each executive officer has an established bonus target each fiscal year. The annual pool of bonuses for executive officers is determined on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year, a range for the executive's contribution and a measure of customer satisfaction. For 1999, the Company exceeded its performance targets. Actual bonuses paid reflect an individual's accomplishment of both corporate and individual objectives, with greater weight being given to achievement of corporate rather than individual objectives.

    LONG-TERM INCENTIVE COMPENSATION. During 1999, the Company granted options to Moriyuki Chimura and Sam Chang under the Option Plan. Generally, a significant grant is made in the year that an officer commences employment, and no grant is made in the second year. Generally, the size of each grant is set at a level that the CEO and the Committee deem appropriate to create a meaningful opportunity for stock ownership based upon the individual's position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual.

    Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company, and the vesting schedule is adjusted to reflect existing grants to ensure a meaningful incentive in each year following the year of grant. Accordingly, the option will provide a return to the executive officer only if he remains employed by the Company, and then only if the market price of the Company's Common Stock appreciates over the option term.

    CEO COMPENSATION.

    1999 SALARY. The 1999 annual base salary for Mr. Hsu, the Company's CEO, was established by the Committee in March 1999 at $800,000, compared to $600,000 in 1998. The Committee awarded this salary increase based on the attainment by the Company and Mr. Hsu of performance goals set by the Compensation Committee on April 8, 1999. These goals included significant increases in the Company's revenues, net income and diluted earnings per share from 1997 to 1998, and Mr. Hsu's efforts in 1999 toward new product development, strategic business combinations and procedures to reduce costs and improve productivity.

    1999 CASH BONUS. In February 1999, the Committee awarded the CEO a cash bonus of $1.6 million for his services in 1998. The Committee awarded this bonus based on the attainment by the Company and Mr. Hsu of the performance goals described above.

    1999 STOCK OPTIONS. In February 2000, the Committee granted the CEO options to purchase 300,000 shares of the Company's Common Stock. The Committee made this grant pursuant to a written consent of the Committee in April 1999, which authorized the award upon the attainment by the Company and Mr. Hsu of the performance goals described above. The exercise price of these stock options is the closing price of the Company's Common Stock on April 8, 1999.

    TAX LIMITATION. As a result of federal tax legislation enacted in 1993, a publicly held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. The Option Plan includes a provision that limits the maximum number of shares of Common Stock for which any one participant may be granted stock options. Accordingly, any compensation deemed paid to an executive officer when he exercises an outstanding option granted by the Compensation Committee under the Option Plan with an exercise price equal to the fair market value of the Common Stock on the grant date will not be subject to the $1 million limitation, provided that the Compensation Committee meets certain requirements. The Board of Directors currently does not have a Compensation Committee meeting the requirements of
Section 162(m). The cash compensation to be paid to the Company's Chief Executive Officer for the 1999 fiscal year exceeds the $1 million limit, and the Committee has decided not to limit the dollar amount of cash compensation payable to the Company's Chief Executive Officer or other executive officers to $1 million.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, Mr. Charles St. Clair and Mr. Dan Taylor served on the Compensation Committee. Mr. St. Clair was an officer of the Company but was not an employee during 1999. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                            STOCK PERFORMANCE GRAPH

    The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between June 7, 1995 (the date the Company's Common Stock commenced public trading) and December 31, 1999 with the cumulative total return of (i) The Nasdaq Stock Market Total Return Index (U.S. Companies) (the "Nasdaq Stock Market-U.S. Index") and (ii) The Nasdaq Computer & Data Processing Stocks Total Return Index for The Nasdaq Stock Market ("Nasdaq CDP Index") over the same period. This graph assumes the investment of $100 on June 7, 1995 in the Company's Common Stock, The Nasdaq Stock Market-U.S. Index or the Nasdaq CDP Index, and assumes the reinvestment of dividends, if any.

    The comparisons shown in the graph below are based upon historical data, and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from The Nasdaq Stock Market, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

    COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN AMONG AVANT! CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ COMPUTER AND DATA PROCESSING
                                     INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       AVANT! CORPORATION  NASDAQ STOCK MARKET (U.S.)  NASDAQ COMPUTER & DATA PROCESSING
6/95                  100                         100                                100
12/95                  73                         123                                127
12/96                 120                         151                                157
12/97                  63                         185                                192
12/98                  60                         260                                344
12/99                  44                         436                                692

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

    The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer and the three other most highly compensated executive officers who were serving as such during 1999 (collectively, the "Named Officers"), each of whose salary and bonus for 1999 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year. Salary and bonus figures include amounts deferred under the 401(k) plan as well as amounts earned in the stated year but not yet paid or paid in the subsequent year. The Company did not grant any stock appreciation rights or make any long-term incentive payments during the years covered by the table.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                                             NUMBER OF
                                                     ANNUAL COMPENSATION     SECURITIES
                                                    ---------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY      BONUS        OPTIONS      COMPENSATION
---------------------------              --------   --------   ----------   ------------   ------------
Gerald C. Hsu..........................    1999     $800,000   $1,600,000      300,000        $5,000(1)
  President, Chief                         1998      600,000    1,200,000      250,000         5,000(1)
  Executive Officer and                    1997      350,000      800,000      800,000            --
  Chairman

Moriyuki Chimura(2)....................    1999      250,000      400,000       80,000            --
                                           1998      150,000       50,000       80,000            --

Stephen Tzyh-Lih Wuu...................    1999      250,000      400,000           --         5,000(1)
                                           1998      197,917           --       10,000         4,531(1)
                                           1997      150,000      180,000       30,000         4,750(1)

Noriko Ando............................    1999      250,000      500,000           --            --
                                           1998      158,993(3)     16,800(4)     68,000          --
                                           1997      122,303(5)     23,100(6)     30,000          --

Sam Chang(7)...........................    1999      166,667      100,000       80,000         5,000(1)

------------------------

(1) Represents amounts contributed to the executive's 401k plan account.

(2) Mr. Chimura's employment with the Company began April 1, 1998.

(3) Represents $9,595 paid to Ms. Ando by Avant! Japan and $149,398 paid to Ms. Ando by Maingate Electronics, KK, a joint venture affiliated with the Company of which the Company owns approximately 35% and Gerald C. Hsu owns approximately 40%.

(4) All of this amount was paid to Ms. Ando by Maingate.

(5) Represents $6,807 paid to Ms. Ando by Avant! Japan and $115,496 paid to Ms. Ando by Maingate.

(6) All of this amount was paid to Ms. Ando by Avant! Japan.

(7) Mr. Chang's employment with the Company began April 26, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                            ------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                         % OF TOTAL                                    AT ASSUMED ANNUAL RATES
                            NUMBER OF     OPTIONS                                          OF STOCK PRICE
                            SECURITIES    GRANTED                                      APPRECIATION FOR OPTION
                            UNDERLYING       TO                                                TERM(5)
                             OPTIONS     EMPLOYEES    EXERCISE                       ---------------------------
NAME                        GRANTED(2)   IN 1999(3)   PRICE(4)    EXPIRATION DATE         5%            10%
----                        ----------   ----------   --------   -----------------   ------------   ------------
Gerald C. Hsu(1)..........   300,000        25.4%     $15.1875   March 15, 2010       $2,865,399     $7,261,488
Moriyuki Chimura..........    80,000         6.8        15.125   December 14, 2009       760,962      1,928,428
Sam Chang.................    80,000         6.8        14.375   April 26, 2009          723,228      1,832,803

------------------------

(1) The options were granted to Mr. Hsu on February 8, 2000 pursuant to the attainment of performance goals established by the Company's Compensation Committee on April 8, 1999. The exercise price is the closing price of the Company's Common Stock on April 8, 1999.

(2) 25% of the option shares vest after the first 12 months of service to the Company measured from the Vesting Commencement Date, and the remaining 75% of the option shares vest in a series of successive equal monthly installments upon the optionee's completion of each of the following thirty-six months of service to the Company.

(3) Based on options to purchase 1,182,456 shares of Common Stock granted in 1999.

(4) The exercise price for the options may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The plan administrator has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the regrant date. The options have a maximum term of 10 years measured from the option grant date, subject to earlier termination in the event of the optionee's cessation of service with the Company. Under each of the options, the option shares will vest upon an acquisition of the Company by merger or asset sale, unless the Company's repurchase right with respect to the unvested option shares is transferred to the acquiring entity.

(5) The potential realizable value of the options reported above was calculated by assuming that the market price of the Common Stock of the Company appreciates 5% and 10% from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options. Unless the executive officer remains employed until he vests in the option shares and the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                  VALUE        NUMBER OF SECURITIES
                                                REALIZED      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                      SHARES     (MARKET         OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                     ACQUIRED   PRICE AT             YEAR-END                 FISCAL YEAR-END(2)
                                        ON      EXERCISE    ---------------------------   ---------------------------
NAME                                 EXERCISE   PRICE)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 --------   ---------   -----------   -------------   -----------   -------------
Gerald C. Hsu......................  105,208    $488,229      716,667        425,000        $145,834       $187,500
Moriyuki Chimura...................       --          --       33,333        126,667              --             --
Stephen Tzyh-Lih Wuu...............       --          --       52,794         45,198          87,555         66,867
Noriko Ando........................       --          --       66,724         54,273         168,670        103,303
Sam Chang..........................       --          --           --         80,000              --         50,000

------------------------

(1) The amounts reported in this column reflect the amount by which the fair market value of the Common Stock of the Company on the date the option was exercised exceeded the exercise price of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.

(2) The amounts reported in these columns reflect the amount by which the fair market value of the Common Stock of the Company on December 31, 1999 ($15.00 per share, which was the closing price on such date as reported on the Nasdaq National Market), exceeded the exercise price of the option.

                            ------------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1999 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1998 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent shareholders, except that Gerald Hsu inadvertently reported one transaction on his Form 5 for fiscal year 1998 that should have been reported on a Form 4 for September 1998, Sam Chang filed one Form 3 approximately three weeks late, and Moriyuki Chimura and Kenneth Tai filed their Forms 5 for fiscal year 1999 one day late. Mr. Chimura's Form 5 and Mr. Tai's Form 5 reported two stock option grants and one stock option grant, respectively.

                                   FORM 10-K

    The Company will mail without charge, upon written request, a copy of the Company's Form 10-K report for 1998, including the financial statements, schedules and list of exhibits. Requests should be sent to Avant! Corporation, 46871 Bayside Parkway, Fremont, California 94538, Attn.: Charles St. Clair, Secretary.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Stockholder proposals that are intended to be presented at the 2001 Annual Meeting that are eligible for inclusion in the Company's proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than February 13, 2001 in order to be included. Such stockholder proposals should be addressed to Avant! Corporation, 46871 Bayside Parkway, Fremont, California 94538, Attn.: Charles St. Clair, Secretary.

                                 OTHER MATTERS

    The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,
                                          /s/ Gerald C. Hsu

                                          Gerald C. Hsu

                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

Fremont, California
May 17, 2000

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

    THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                              AVANT! CORPORATION

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

The Board of Directors recommends a vote FOR each of the nominees listed below and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR the election of the nominees listed below and FOR the other proposals if no specification is made.



1. To elect the following directors to serve for a term ending upon               For      Withhold    For All
   the 2001 Annual Meeting of Stockholders or until their successors              All        All       Except
   are elected and qualified:
                                                                                  / /        / /         / /
   NOMINEES: 01 Gerald C. Hsu, 02 Charles L. St. Clair,
             03 Moriyuki Chimura, 04 Dan Taylor and
             05 Kenneth Tai.


   ___________________________________________________
   FOR ALL NOMINEES, EXCEPT FOR ANY NOMINEE(S)
   WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ABOVE.


2. To approve an amendment to the Company's 1995 Stock Option/Stock               For       Against     Abstain
   Issuance Plan to increase the total number of shares of the
   Company's Common Stock reserved for issuance thereunder by                     / /         / /         / /
   2,000,000 shares.

3. To ratify the appointment of KPMG LLP as the Company's                         For       Against     Abstain
   independent auditors for the fiscal year ending December 31, 2000.
                                                                                  / /         / /         / /






                            Dated: ______________________________________, 2000

                            Signature(s):  ____________________________________

                            ___________________________________________________
                            Please sign exactly as your name(s) appear on your stock certificate.

                             - FOLD AND DETACH HERE -

                              YOUR VOTE IS IMPORTANT!

               PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT
                             IN THE ENCLOSED ENVELOPE.

PROXY                                                                      PROXY

                               AVANT! CORPORATION

                  ANNUAL MEETING OF STOCKHOLDERS, JUNE 13, 2000

                   THIS PROXY IS SOLICITED ON BEHALF OF THE
                   BOARD OF DIRECTORS OF AVANT! CORPORATION

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 13, 2000 and the Proxy Statement and appoints Gerald C. Hsu and Sam Chang, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Avant! Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at the Company's principal executive offices at 46871 Bayside Parkway, Fremont, California on Tuesday, June 13, 2000, at 9:00 a.m. local time and at any adjournment or postponement thereof (the "Annual Meeting"), with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

                    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)